SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 30, 2010
Date of Report (date of earliest event reported):

GEOBIO ENERGY, INC.

 (Exact name of registrant as specified in its charter)

Colorado	333-67174	84-1153946
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

1100 Dexter Avenue North, Suite 100
Seattle, WA 98109
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 838-9715

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry Into a Material Definitive Agreement

Agreement for the Stock Purchase of Collins Construction, Inc.

On March 30, 2010, GeoBio Energy, Inc. (“GeoBio”), entered into a stock purchase agreement (the “Collins Stock Purchase Agreement”) to purchase one hundred percent (100%) of the issued and outstanding capital stock of Collins Construction, Inc. (“Collins”), in exchange for:

(i)
Eight million dollars in cash ($8,000,000.00)(the “Collins Cash Consideration”), Fifty thousand dollars ($50,000.00) of which is due at execution of the Collins Stock Purchase Agreement as a non-refundable down payment, but which shall be credited against the Cash Consideration due at Closing,  and

(ii)
a Five (5) year, 8% Subordinated Promissory Note (the “Collins Note”) in the amount of Two million, five hundred thousand dollars ($2,500,000.00), with annual interest payable on a quarterly basis.  The Note shall be fully subordinate to institutional lenders and debt investors.

Additionally, the Collins Stock Purchase Agreement requires GeoBio to either purchase, pay off or otherwise refinance the then remaining principal balances associated with the loan and financing agreements totaling approximately One hundred five thousand dollars ($105,000.00) and assume the debt obligations owed under certain equipment lease agreements consistent totaling approximately Four hundred fifty-seven thousand dollars ($457,000.00).

The closing is scheduled to take place on or before June 1, 2010 (the “Collins Closing Date”),  but the Collins Stock Purchase Agreement provides GeoBio with the right and option to extend the Collins Closing Date until July 1, 2010 (the “Extended Closing Date”), in exchange for (i) an additional, non-refundable down payment of Fifty thousand dollars ($50,000.00) on or prior to June 1, 2010, which shall also be credited against the Collins Cash Consideration due at Closing and (ii) two hundred thousand (200,000) shares of GeoBio’s common stock.

The Collins Stock Purchase Agreement is subject to the customary representations and due diligence procedures, and is also conditioned upon Collins having Working Capital of One million dollars ($1,000,000) at closing.  Any deficiencies in Working Capital shall be deducted in equivalent amount from the Collins Cash Consideration.  Any surplus of Working Capital shall be distributed to Collins at the Collins Closing Date.

Under the Collins Stock Purchase Agreement, Collins, its principals and management pledge and agree that they shall not compete with the business of Collins, as acquired by GeoBio, nor compete within Collins’ industry anywhere in the following states for a period of Five (5) years following the Collins Closing Date: Colorado; Utah; Arizona; New Mexico; and Wyoming.

Upon the closing of the Collins Stock Purchase Agreement, the current principals of Collins shall enter into Consulting Agreements with GeoBio for a period of one hundred twenty days in order to assist with the transition of the management of Collins.

Collins Construction is a civil construction company that primarily constructs sites and platforms for drilling and reclamation of the natural gas and oil site locations following the drilling phase, as well as access roads to and from wells, reserve pits and production facility pads, in the Piceance Creek Basin.  Its construction services occur primarily during the site construction and site completion or restoration life cycles of natural gas fields and oil wells.

Agreement for the Stock Purchase of H&M Precision Products, Inc.

On April 14, 2010, GeoBio entered into a stock purchase agreement (the “H&M Stock Purchase Agreement”) to purchase one hundred percent (100%) of the issued and outstanding capital stock of H&M Precision Products, Inc, (“H&M”), in exchange for:

(i)
Cash payment of Six Million Eighty-Five Thousand U.S. Dollars ($6,085,000.00)(the “H&M Cash Consideration”), which H&M Cash Consideration includes an up-front, nonrefundable cash deposit of One hundred seventy-five U.S. Dollars ($175,000.00)(the “Cash Deposit”) credited toward  the total H&M Cash Consideration, payable on or prior to April 30, 2010, which Cash Deposit shall be either (a) credited against  payment of the total H&M Cash Consideration at the  closing, on or prior to July 1, 2010 (the “H&M Closing”) or (b) forfeited to H&M, if and only if GeoBio fails to meet all H&M Closing conditions;

(ii)
GeoBio’s provision of a cash payment of up to Ten thousand U.S. Dollars ($10,000.00) for accounting services for preparing the books and records of H&M, payable as necessary during the period leading up to and upon the H&M Closing; and

(iii)
A Five (5) year, eight percent (8%) payment-in-kind (“PIK”) subordinated promissory note (the “H&M Note”) to the Seller in the amount of Two Million Three Hundred Twenty-Five Thousand U.S. Dollars ($2,325,000.00) at closing.  The H&M Note is be fully subordinate to institutional lenders and debt investors.  The PIK feature of the H&M Note enables GeoBio during the initial two (2) years following the execution to substitute additional debt instruments in lieu of cash interest.

As part of the H&M Stock Purchase Agreement, GeoBio shall enter into a ten (10) year lease with the H&M, with a five (5) year extension-option, to lease the space required for conducting business operations, totaling approximately three and one-half (3.5) acres.   The monthly lease payments shall be Five Thousand U.S. Dollars ($5,000.00) per month (the “Base Rent”).  The Base Rent shall be increased on an annual basis following the five year term, commencing with the first monthly payment of the sixth (6th) lease year, by the percentage of increase, if any, in the Consumers Price Index-West, as published by the United States Department of Labor’s Bureau of Labor Statistics.  The lease agreement shall include an option and right of first refusal to purchase the real property provided in the lease, that shall be limited to the term of such lease.  A form of lease agreement shall be agreed upon and attached hereto as part of Exhibit 1.01(c) at Closing.

The H&M Stock Purchase provides that, to the extent that revenue obtained from any current customer or client of H&M represents more than twenty percent (20%) of H&M’s total annual revenue (an “Indispensible Client”), full payment of the H&M Note is subject to adjustment and conditioned upon such Indispensible Client (or Clients) maintaining or increasing its total dollar contribution to gross revenue for the twelve (12) month period following closing.  In the event that there is a loss of an Indispensible Client during the twelve (12) month period following the H&M Closing that is not caused by the failure or inaction of GeoBio to properly service that client, as expressly stated in an extemporaneous writing by such client, then the former principals of H&M have the right, within twelve (12) months, to replace such Indispensible Client with comparable new clients, without an adjustment to the Note.

The H&M Stock Purchase also includes an agreement that the former principals of H&M, and its management shall not compete with the business of H&M nor compete within H&M’s industry anywhere in the following states for a period of five (5) years following the H&M Closing:  New Mexico; Colorado; Utah; Arizona; Texas; Oklahoma; and Louisiana.

GeoBio also agrees that following the H&M Stock Purchase the former principals of H&M shall be provided quarterly financial reports and, in the event there is a loss of thirty percent (30%) or more in gross revenue during any quarterly period reported in the quarterly reports (a “Revenue Deficiency”), then the former principals of H&M shall have the right to provide to the Board of Directors of GeoBio (the “Board”) written comments and suggestions to improve gross revenue for the business operations of H&M (“H&M’s Written Comments”).  If the Board fails to authorize H&M’s Written Comments and GeoGio does not otherwise correct the revenue deficiency, then H&M may accelerate the H&M Note and the balance of the H&M Note shall become immediately due and payable.

Additionally, the Stock Purchase Agreement requires GeoBio to either purchase, pay off or otherwise refinance the then remaining principal balances associated with the loan and financing agreements totaling approximately One hundred five thousand dollars ($105,000.00) and assume the debt obligations owed under certain equipment lease agreements consistent totaling approximately Four hundred fifty-seven thousand dollars ($457,000.00)

Upon the closing of the H&M Stock Purchase Agreement, the current principals of H&M shall enter into Consulting Agreements with GeoBio for a period of up to twelve months in order to assist with the transition of the management of H&M.

H&M provides and applies proprietary chemical blends used to maintain, clean, and improve the operating efficiency of natural gas and oil wells.  It primarily focuses on maintaining and improving the output and efficiency in the drilling and production phases over the course of the “life” cycle of natural gas fields and oil wells

Engagement of I-Banker’s, Inc.

Concurrent with entry into the Stock Purchase Agreement, GeoBio engaged the financial advisory services of I-Bankers Securities, Inc. (“I-Bankers”) to assist in raising financing for the implementation of the GeoBio’s financial strategy (an “Offering”), including strategic planning, acquisitions of businesses in the natural gas and oil services industry and business development, such as the Collins Stock Purchase Agreement and H&M Stock Purchase Agreement, set forth above.

GeoBio shall pay to I-Bankers compensation including:

(i)
a cash placement fee (the “Cash Placement Fee”) equal to 8% of the aggregate gross proceeds raised from the sale of securities in an I-Banker’s facilitated Offering, but in no event shallthe Cash Placement Fee (net of the Retainer Fee) be less than $500,000;

(ii)
a non-cash placement fee (the “Non-Cash Placement Fee”) in the form of a warrant exercisable for shares of common stock of the GeoBio in an amount equal to 4% of the shares of common stock issued in an Offering or issuable upon conversion of the securities issued therein at an exercise price equal to the effective issue price of such common stock in such offering;

(iii)	an initial Placement Agent retainer fee of Thirty-five thousand dollars ($35,000.00), which shall not be credited against the Cash Placement Fee.

Engagement of Turning Point Consulting, LLC

Also concurrent with entry into the Stock Purchase Agreement, GeoBio engaged the services of Turning Point, LLC (“Turning Point”) to assist the company in preparing the financial statements of GeoBio and in bringing GeoBio Energy current in its 1934 Exchange Act reporting requirements.  GeoBio has agreed to provide Turning Point a cash retainer of Ten thousand dollars ($10,000.000) and future payments as services are required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2010

GEOBIO ENERGY, INC.
/s/ Lance Miyatovich
By:
Lance Miyatovich Chief Executive Officer